SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is by and between Umpqua Holdings Corporation and Umpqua Bank (collectively “Umpqua”) and Cort O’Haver (“Officer”), dated effective as of January 1, 2017.

1.    PURPOSE OF AMENDMENT AND DURATION OF AGREEMENT.

1.1    The purpose of this Amendment is to amend certain provisions of the Employment Agreement dated effective as of March 24, 2010 between Umpqua and Officer (as previously amended effective as of December 1, 2014, the “Employment Agreement”) in connection with Officer’s promotion to President and Chief Executive Officer of Umpqua Holdings Corporation and Umpqua Bank.

1.2    The duration of the Employment Agreement is hereby amended and extended to December 31, 2021, unless sooner terminated as set forth in the Employment Agreement.

2.    DUTIES; POSITION. Section 4.1 of the Employment Agreement is amended to provide that Officer shall be employed as President and Chief Executive Officer of Umpqua Holdings Corporation and Umpqua Bank, and will perform such duties as may be designated by Umpqua’s Boards of Directors (the “Board”) and as set forth in Umpqua’s Bylaws and Statement of Governance Principles.

3.    BASE COMPENSATION. Section 5 of the Employment Agreement is amended to provide that Officer shall be entitled to a Base Salary of $750,000 on an annualized basis and to participate in the annual cash component of the 2013 Incentive Plan at a target level of 100% of Base Salary commencing with Officer’s incentive for the 2017 fiscal year performance payable in 2018.

4.    SEVERANCE BENEFIT. The first sentence of Section 9 of the Employment Agreement is amended to provide that the Severance Benefit shall be equal to: “two times Bases Salary, based on Officer’s Base Salary immediately prior to termination, and two times the annual cash incentive compensation under the 2013 Plan received by Officer for the calendar year prior to termination (the “Severance Benefit”).” The second sentence of Section 9 of the Employment Agreement is amended to provide that the Severance Benefit shall be paid “in equal installments over 18 months, starting on the next regular payday following termination subject to Section 12.3.”

5.    CHANGE IN CONTROL BENEFIT. The first sentence of Section 10 of the Employment Agreement is amended in its entirety and replaced with the following: “After announcement of a proposed Change in Control and for a period continuing for one year following a Change in Control, in the event of Termination Without Cause or Termination For Good Reason, instead of receiving the Severance Benefit set forth in Section 9 above, Officer shall receive 30 months Base Salary, based on Officer’s Base Salary just prior to the termination of employment, as well as 250% of the incentive compensation Officer received for services performed in the previous year

(the aforementioned multiples of Base Salary and incentive are collectively referred to as the ‘Change in Control Benefit’). The second sentence of Section 10 of the Employment Agreement is amended to provide that the Change in Control Benefit shall be paid “in equal installment over 18 months, starting on the next regular payday following termination subject to Section 12.3.”

6.     LIMITATION ON BENEFITS. Section 12.3 is replaced with the following:

“12.3    IRC 409A. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto.

(a)Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Officer pursuant to Section 409A of the Code. In the event the payment of nonqualified deferred compensation subject to Section 409A of the Code is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall be made in the second taxable year. In no event may Officer, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)    Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Officer’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)     Notwithstanding any other provision of this Agreement to the contrary, if Officer is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Umpqua as in effect on the date of Officer’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Officer under this Agreement during the six-month period immediately following Officer’s separation from service on account of Officer’s separation from service shall be accumulated and paid to Officer on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Officer dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid either to Officer’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Officer’s death.

(d)     Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Officer’s “separation from service” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).”

7.    NOTICE OF IMMUNITY UNDER THE ECONOMIC ESPIONAGE ACT OF 1996, AS AMENDED BY THE DEFEND TRADE SECRETS ACT OF 2016. The following provision is added to Section 17 of the Employment Agreement:

“Notwithstanding any other provision of this Agreement: (A) Officer will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (B) if Officer files a lawsuit for retaliation by Umpqua for reporting a suspected violation of law, Officer may disclose Umpqua’s trade secrets to Officer’s attorney and use the trade secret information in the court proceeding if Officer (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.”

8.    EFFECT OF AMENDMENT. Except as specifically set forth in this Amendment, the Employment Agreement shall continue in full force and effect. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

9.    ADVICE OF COUNSEL; INTERPRETATION. Officer acknowledges that, in executing this Amendment, Officer has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Amendment. This Amendment shall not be construed against any party by reason of the drafting or preparation hereof.

UMPQUA HOLDINGS CORPORATION
UMPQUA BANK

Date:
	By:	Luis Machuca, Compensation Committee Chair

OFFICER

Date:
Cort O’Haver

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